Exhibit 4.1

CERTIFICATE OF DETERMINATION
OF PREFERENCES OF
SERIES A FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK
OF
BANK OF COMMERCE HOLDINGS,
a California Corporation

Pursuant to the provisions of Section 401 of the Corporations Code of the State of California:

We, James A. Sundquist, Executive Vice President and Chief Financial Officer and Samuel D. Jimenez, Executive Vice President, Chief Operating Officer and Assistant Corporate Secretary, of Bank of Commerce Holdings, a bank holding company organized and existing under the laws of the State of California (hereinafter called “Corporation”) do hereby certify as follows:

1.     The Board of Directors of the Corporation adopted a resolution creating a series of 17,000 shares of Preferred Stock of the Corporation.

2.     A Certificate of Determination of Preferences of Series A Fixed Rate Cumulative Perpetual Preferred Stock was filed with the California Secretary of State on November 13, 2008 designating the series of 17,000 shares of Preferred Stock of the Corporation as “Series A Fixed Rate Cumulative Perpetual Preferred Stock.”

3.     No shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock are issued and outstanding as of the date hereof.

4.     Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation of the Corporation, the following resolution was duly adopted by the Board of Directors on July 19, 2016 to decrease the number of shares of “Series A Fixed Rate Cumulative Perpetual Preferred Stock” to zero (0), and such series will no longer be in force or be an authorized series of Preferred Stock of the Corporation.

RESOLVED, that in order to implement the revocation of the series of preferred stock designated as “Series A Fixed Rate Cumulative Perpetual Preferred Stock” in the Certificate of Determination filed with the California Secretary of State on November 13, 2008, the authorized number of shares constituting “Series A Fixed Rate Cumulative Perpetual Preferred Stock” shall be zero (0), and such series will no longer be in force or be an authorized series of preferred stock of the Corporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Dated: August 2, 2016

/s/ James A. Sundquist
James A. Sundquist, Executive Vice President and Chief Financial Officer

/s/ Samuel D. Jimenez
Executive Vice President, Chief Operating Officer and Assistant Corporate Secretary